Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”) is made and entered into as of September 25, 2018 by and among B. Scott Smith (“Executive”), and Sonic Automotive, Inc. (“Sonic”).

BACKGROUND

1.    Executive currently is employed as Chief Executive Officer and President of Sonic, and further serves as a director of Sonic and as an officer, director, manager or governor of all of Sonic’s direct or indirect wholly-owned subsidiaries.

2.    Executive has informed the Board of Directors of Sonic that he would like to resign (a) his officer positions as Chief Executive Officer and President of Sonic, (b) his position as a director of Sonic, and (c) his positions as an officer, director, manager or governor of each of Sonic’s direct or indirect wholly-owned subsidiaries, subject to entering into a mutually-acceptable agreement to continue his employment with Sonic in his capacity as Co-Founder of Sonic.

NOW, THEREFORE, for and in consideration of the mutual promises hereinafter expressed, it is hereby agreed by and among the parties as follows:

1.    Resignation of Officer and Director Positions. Pursuant to his execution and delivery of the formal resignation letter attached hereto as Exhibit A, Executive shall resign (a) his officer positions as Chief Executive Officer and President of Sonic, (b) his position as a director of Sonic, and (c) his positions as an officer, director, manager or governor of each of Sonic’s direct or indirect wholly-owned subsidiaries, in each case effective September 24, 2018. Executive’s employment with Sonic will continue as an employee at will in his capacity as Co-Founder of Sonic, and Executive will continue to provide strategic consulting services to Sonic in this capacity.

2.    Consideration. In consideration of Executive’s obligations entered into pursuant to this Agreement, Sonic hereby agrees to the following:

(a)	Executive shall continue his employment with Sonic as an employee at will in his capacity as Co-Founder of Sonic, subject to the terms and conditions of this Agreement;

(b)

All of the currently outstanding performance-based restricted stock units (“RSUs”) previously granted to Executive in 2016 and 2017 by Sonic shall vest in full, with no further restrictions, effective as of the date of this Agreement; with respect to the February 23, 2018 grant to Executive of 92,525 RSUs subject to a performance condition based on Sonic’s achievement of 2018 earnings per share objectives, subject to Executive’s continued employment with Sonic and continued adherence to the terms and conditions of this Agreement, such grant will remain outstanding until certification of the extent of achievement of such performance condition by Sonic’s Compensation Committee (to occur by no later than March 15,

2019) and any corresponding reduction in the amount of such RSUs by Sonic’s Compensation Committee, and the RSUs remaining after such certification and reduction by Sonic’s Compensation Committee (if any) shall then immediately vest in full with no further restrictions effective as of the date of certification by Sonic’s Compensation Committee;

(c)	Executive’s base salary currently in effect will continue in effect during his continued employment with Sonic;

(d)

Subject to his continued employment with Sonic and his continued adherence to the terms and conditions of this Agreement, Executive shall remain eligible for an annual performance-based cash bonus for his performance during the 2018 calendar year on the same terms and conditions as previously approved by the Compensation Committee of Sonic’s Board of Directors on February 23, 2018;

(e)

Subject to his continued employment with Sonic and his continued adherence to the terms and conditions of this Agreement, Executive shall remain eligible for a grant of performance-based restricted stock units in February 2019 at the same time of grant as to Sonic’s executive officers, in an amount equivalent to the dollar value at time of grant of Executive’s performance-based restricted stock unit grant received on February 23, 2018, and otherwise on the same terms and conditions as will apply to the performance-based restricted stock units granted to Sonic’s executive officers in February 2019;

(f)

Subject to his continued employment with Sonic and his continued adherence to the terms and conditions of this Agreement, Executive shall continue to receive all of the same benefits and perquisites currently in effect for Executive; and

(g)

Executive’s rights to indemnification as an officer and director of Sonic and its subsidiaries, as contained in the bylaws of Sonic and, as applicable, the bylaws or operating agreements of Sonic’s subsidiaries, shall continue in full force and effect notwithstanding Executive no longer serving as an officer, director, manager or governor.

3.    Mutual Non-Disparagement.

(a)              Executive agrees that he will not, directly or indirectly, disparage Sonic or any of its subsidiaries, or any of the officers or directors of Sonic, and Executive will further not initiate or participate in any contact or communications, written or oral, which have the effect of damaging their reputation, unless required by subpoena, court order or applicable law. This obligation of Executive shall apply for a period of ten (10) years following the date of this Agreement.

(b)              Executive agrees that he will direct any communications or questions related to his resignations contemplated by this Agreement to Sonic’s Corporate Director of Human Resources.

(c)              Sonic agrees that it will not, directly or indirectly through any of its officers or directors, disparage Executive, and will not initiate or participate in any contact or communications, written or oral, which have the effect of damaging Executive’s reputation, unless required by subpoena, court order or applicable law. This obligation of Sonic shall apply for a period of ten (10) years following the date of this Agreement.

4.    Mutual Confidentiality. Sonic and Executive agree that they will not, at any time or in any manner, either directly or indirectly, disclose, divulge, communicate, or otherwise reveal or allow to be revealed information about the terms, substance or content of this Agreement, the terms, substance or content of any communications, written or oral, concerning the negotiation, execution or implementation of this Agreement, with the exception of public disclosure required of Sonic pursuant to applicable federal securities laws and the rules of the New York Stock Exchange. This confidentiality obligation shall extend to any communications by Executive with regard to his employment or the resignations contemplated by this Agreement, unless required by subpoena, court order or applicable law; provided, however, that Executive may disclose such information to his attorney, spouse, accountant, medical providers, or financial advisor so long as he obtains their prior commitment to follow the confidentiality provisions of this Paragraph 4, and that Company may disclose such information as required pursuant to applicable federal securities laws and the rules of the New York Stock Exchange.

5.    Non-Competition. During Executive’s employment with Sonic following the date of this Agreement, Executive shall not provide information to, solicit or sell for, organize or own any interest in (either directly or through any parent, affiliate or subsidiary corporation, partnership or other entity), or become employed or engaged by, or act as an agent or consultant for any individual or entity engaged in the marketing, selling and leasing of new and/or used automobiles and trucks, the servicing of automobiles and/or trucks, including collision repair, and the provision of financing and insurance to automobile and truck customers, and the development and implementation of new and highly proprietary business methods, technologies, and marketing strategies to expand such business (the “Business”) located within a twenty-five (25) mile radius from any automobile dealership owned by Sonic or any subsidiary of Sonic as of the date of this Agreement (the “Restricted Territory”); provided, however, that nothing herein shall preclude the Executive from holding not more than three percent (3%) of the outstanding shares of any publicly held company which may be so engaged in a trade or business identical or similar to the Business of Sonic, so long as such ownership does not provide to the Executive the ability to influence the management of such company in any material respect.

6.    Non-Solicitation. During his employment and for a period of two (2) years following Executive’s resignation from employment from Sonic or termination of Executive’s employment with Sonic for any reason, Executive shall not directly or indirectly, on his own behalf or on behalf of any other individual or entity: (a) employ or solicit the employment of, or hire or retain as an agent, consultant or any other capacity, or engage in a business enterprise with, any person who at any time during the twelve (12) calendar months immediately preceding the termination or expiration of his employment, was employed by Sonic or any of Sonic’s subsidiaries, or (b) interfere or attempt to interfere with the terms or any aspects of the relationship between Sonic or any of Sonic’s subsidiaries and any person or entity with whom Sonic or any subsidiary of Sonic has purchased automobiles, trucks, parts, supplies, inventory or services, including but not limited to any automobile manufacturer or its U.S. sales affiliate, at any time during the twelve (12) calendar months immediately preceding the termination or expiration of his employment with Sonic.

7.    Clawback. In the event that Sonic determines that Executive has violated the terms of Paragraphs 3 (“Mutual Non-Disparagement”), 4 (“Mutual Confidentiality”), 5 (“Non-Competition”) or 6 (“Non-Solicitation”) (even if such paragraphs are held invalid or unenforceable), then the Executive agrees to immediately pay Sonic an amount equal to the fair market value of all compensation paid by Sonic to the Executive following the date of this Agreement, with the sole exception of any base salary paid to Executive following the date of this Agreement.

8.    Governing Law; Venue. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall, in all respects, be governed by and construed according to the substantive laws of the State of North Carolina and without application of its choice of law principles.

9.    Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled exclusively by arbitration in Charlotte, North Carolina, in accordance with the terms of Sonic’s standard arbitration agreement for employment-related disputes.

10.    Required Approval by Sonic’s Compensation Committee; Binding Effect. This Agreement is subject to the formal approval of the Compensation Committee of Sonic’s Board of Directors. This Agreement will be binding upon, inure to the benefit of and be enforceable by any and all successors and assigns of the parties.

11.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

12.    Voluntary Execution. The parties, intending to be legally bound, apply their signatures voluntarily and with full understanding of the contents of this Agreement and after having had ample time to review and study this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above.

EXECUTIVE

/s/ B. SCOTT SMITH
B. Scott Smith

SONIC AUTOMOTIVE, INC.

By:	/s/ HEATH BYRD
Name:	Heath Byrd
Title:	EVP/CFO